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FOR IMMEDIATE RELEASE
February 13, 2024
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Fourth Quarter 2023 Results
Toledo, Ohio, February 13, 2024…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended December 31, 2023.
Recent Highlights
•Reported net income attributable to common stockholders of $0.15 per diluted share
•Reported quarterly normalized funds from operations ("FFO") attributable to common stockholders of $0.96 per diluted share, an increase of 15.7% over the prior year
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 12.5%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 23.7%
•SHO portfolio year-over-year same store ("SS") revenue increased 9.7% in the fourth quarter, with 330 basis points ("bps") of year-over-year average occupancy growth
•SHO portfolio year-over-year SSNOI margin expanded by 290 bps driven primarily by strong Revenue per Occupied Room ("RevPOR" or "Unit Revenue") growth which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR" or "Unit Expense") growth
•During the fourth quarter, we completed $3.0 billion of pro rata gross investments, including $2.8 billion in acquisitions and loan funding and $277 million in development funding
•As of December 31, 2023, we had approximately $6.1 billion of available liquidity inclusive of $2.1 billion of available cash and restricted cash and full capacity under our $4.0 billion line of credit
Annual Highlights
•Reported net income attributable to common stockholders of $0.66 per diluted share
•Reported annual normalized FFO attributable to common stockholders of $3.64 per diluted share
•Reported total portfolio year-over-year average SSNOI growth of 12.6%, driven by SSNOI growth in our SHO portfolio of 24.4%
•Completed $5.9 billion of pro rata gross investments during 2023, including property acquisitions at substantial discounts to replacement cost and highly-structured debt and equity investments with significant downside protection
•Improved net debt to Adjusted EBITDA to 5.03x at December 31, 2023 from 6.31x at December 31, 2022
•Announced dissolution of joint ventures with Revera and Chartwell, representing key milestones in our seven-year contract modernization initiative and driving regional density and improved operator alignment across our Canadian portfolio. Additionally, unwound our Outpatient Medical joint venture with Canadian Pension Plan Investment Board ("CPPIB") through the acquisition of CPPIB's 45% interest in the 10-property portfolio, principally located in Beverly Hills, CA for a pro rata investment of $161 million
•Continued to deepen relationships with best-in-class operators including Avery Healthcare, Cogir Management Corporation ("Cogir"), Kisco Senior Living, Legend Senior Living ("Legend"), Oakmont Management Group, StoryPoint Senior Living ("StoryPoint") and Retirement Unlimited, Inc. ("RUI"), in a further expansion of our regional densification strategy
Capital Activity and Liquidity During the fourth quarter, net debt to consolidated enterprise value improved to 20.9% at December 31, 2023 from 29.5% at December 31, 2022. During the fourth quarter and subsequent to quarter end, we sourced over $3 billion of attractively priced capital, including debt, equity and proceeds from dispositions and loan payoffs to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity profile. We reduced our share of variable rate debt to 8.7% as of December 31, 2023 from 16.0% as of December 31, 2022.

4Q23	Earnings Release	February 13, 2024
Notable Investment Activity Completed During the Quarter In the fourth quarter, we completed $3.0 billion of pro rata gross investments, including $2.8 billion in acquisitions and loan funding and $277 million in development funding. We opened 11 development projects, including partial conversions and expansions, for an aggregate pro rata investment amount of $335 million. Additionally, during the fourth quarter we completed pro rata property dispositions and loan payoffs of $43 million.
Cogir As previously disclosed, we     continued to grow our relationship with Cogir, closing on a portfolio of 12 best-in-class senior living communities in Quebec for a pro rata purchase price of $885 million CAD. Cogir will continue to manage the properties in a 95/5 joint venture.
Kayne Anderson Real Estate ("Kayne") Acquisition During the fourth quarter, we acquired a portfolio of ten seniors housing communities for a total purchase price of $469 million from Kayne. The portfolio, with an average age of 11 years, was acquired at a material discount to replacement cost.
Seniors Housing Operating Portfolio Acquisition During the quarter, we expanded our relationship with StoryPoint, Legend and RUI, through the acquisition of eight class-A seniors housing communities from a joint venture between a global real estate investment manager and global financial institution. The portfolio carries an average age of less than four years and was acquired for a total purchase price of $260 million, representing a substantial discount to estimated replacement cost. The seniors housing communities will operate under a RIDEA 4.0 contract and are expected to generate an unlevered IRR in the low double digits.
Quality Senior Living ("QSL") In the fourth quarter, we expanded our relationship with QSL through the acquisition of seven properties in the Mid-Atlantic and Southeastern U.S. regions for a total purchase price of $195 million.
Other Transactions Additionally during the fourth quarter, we acquired properties totaling $968 million at our share across seniors housing, wellness housing, outpatient medical and long-term/post-acute sectors largely across granular, privately-negotiated, off-market transactions.
Notable Investment Activity Completed During 2023
During 2023, we completed $5.9 billion of pro rata gross investments including $4.8 billion in acquisitions and loan funding and $1.1 billion in development funding. We converted development projects for an aggregate pro rata amount of $908 million. Additionally, during the year we completed pro rata dispositions and loan payoffs of $893 million.
Revera Joint Venture As previously disclosed, during the second quarter we entered into definitive agreements to dissolve our existing Revera joint venture relationship across the U.S., United Kingdom and Canada. The transactions include acquiring the remaining interests in 110 properties from Revera while simultaneously selling interests in 31 properties to Revera. During the second quarter, we closed the U.K. portfolio portion of the transaction and during the third quarter we closed the U.S. portfolio portion. We anticipate closing the remainder of the real estate transaction and operator transitions related to our Canadian portfolio during the first half of 2024 subject to customary closing conditions. The Canadian portfolio consists of 85 properties in a joint venture owned 75% by us and 25% by Revera. As a part of the transaction, we intend to acquire Revera's interest in 71 properties and sell our interests in the remaining 14 properties. Operations for the 71 retained properties have transitioned to new operators. The acquisition and simultaneous dispositions are expected to be largely cash neutral.
Announced Future Investment Activity
Chartwell As previously disclosed, we entered into a mutually beneficial, definitive agreement to dissolve the existing Chartwell joint venture relationship across 39 properties in Canada. In conjunction with the transaction, which is subject to customary closing conditions, we will acquire the remaining interest in 23 high-quality seniors housing properties from Chartwell and other joint venture partners while simultaneously selling our interest in 16 properties to Chartwell. Following the joint venture dissolution, certain properties will be transitioned to Cogir with the remaining properties transitioned to the Welltower/Cogir PLR platform.
Affinity Living Communities ("Affinity") Subsequent to quarter end, we entered into a definitive agreement, which is subject to customary closing conditions, to acquire a portfolio of 25 age-restricted active adult communities for $969 million through a privately negotiated, off-market transaction. The highly-amenitized Affinity branded portfolio encompasses nearly 3,900 units and is largely concentrated in the Pacific Northwest, enabling us to strategically scale the geographic reach of our Wellness Housing portfolio into markets with a projected 5-year 55+ population growth more than 2.5 times higher than the U.S. average. The transaction is expected to be funded through cash and the assumption of $523 million of below market rate debt with an average interest rate of 3.8% and a nine-year weighted average maturity. With the closing of this transaction, Welltower, as the largest owner of moderately priced age-restricted and age-targeted rental housing in the U.S., will significantly expand its market leadership with a total of nearly 25,000 units.
Environmental, Social and Governance (“ESG”) We released our 2023 Green Bond Allocation report, highlighting the full allocation of $1.04 billion of net proceeds from the December 2019 and March 2022 green bond issuances to eligible green building projects, including LEED, BREEAM and ENERGY STAR certified properties.

4Q23	Earnings Release	February 13, 2024
Dividend On February 13, 2024, the Board of Directors declared a cash dividend for the quarter ended December 31, 2023 of $0.61 per share. This dividend, which will be paid on March 7, 2024 to stockholders of record as of February 23, 2024, will be our 211th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2024 We are introducing our 2024 earnings guidance and expect to report net income attributable to common stockholders in a range of $1.21 to $1.37 per diluted share and normalized FFO attributable to common stockholders in a range of $3.94 to $4.10 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 8.25% to 11.50%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15% to 21%
◦Seniors Housing Triple-net approximately 2.5% to 4.0%
◦Outpatient Medical approximately 2% to 3%
◦Long-Term/Post-Acute Care approximately 2% to 3%
•Investments: Our earnings guidance includes only those acquisitions announced or closed to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $195 million to $205 million and stock-based compensation expense to be approximately $37 million.
•Development: We anticipate funding an additional $819 million of development in 2024 relating to projects underway on December 31, 2023.
•Dispositions: We expect pro rata disposition proceeds of $1.0 billion at a blended yield of 5.8% in the next twelve months. This includes approximately $950 million of consideration from expected property sales and $78 million of expected proceeds from loan repayments.
•Pandemic Relief Funds: Our 2024 earnings guidance does not include the recognition of any pandemic relief funds which may be received during the year. In 2023, we recognized approximately $13 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2024 outlook and assumptions on the fourth quarter 2023 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, February 14, 2024 at 9:00 a.m. Eastern Time to discuss our fourth quarter 2023 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through February 21, 2024. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR"), same store ExpPOR ("SS ExpPOR"), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and

4Q23	Earnings Release	February 13, 2024
noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to managers, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata version of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties used for SSNOI and includes any revenue or expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The ratios are based on EBITDA and Adjusted EBITDA. EBITDA is defined as earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding unconsolidated entities and including adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, other impairment charges and other adjustments deemed appropriate in management's opinion. We believe that EBITDA and Adjusted EBITDA, along with net income, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do

4Q23	Earnings Release	February 13, 2024
not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2023, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters, health emergencies (such as the COVID-19 pandemic) and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q23	Earnings Release	February 13, 2024
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2023	2022
Assets
Real estate investments:
Land and land improvements	$4,697,824	$4,249,834
Buildings and improvements	37,796,553	33,651,336
Acquired lease intangibles	2,166,470	1,945,458
Real property held for sale, net of accumulated depreciation	372,883	133,058
Construction in progress	1,304,441	1,021,080
Less accumulated depreciation and intangible amortization	(9,274,814)	(8,075,733)
Net real property owned	37,063,357	32,925,033
Right of use assets, net	350,969	323,942
Real estate loans receivable, net of credit allowance	1,361,587	890,844
Net real estate investments	38,775,913	34,139,819
Other assets:
Investments in unconsolidated entities	1,636,531	1,499,790
Goodwill	68,321	68,321
Cash and cash equivalents	1,993,646	631,681
Restricted cash	82,437	90,611
Straight-line rent receivable	443,800	322,173
Receivables and other assets	1,011,518	1,140,838
Total other assets	5,236,253	3,753,414
Total assets	$44,012,166	$37,893,233

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$—
Senior unsecured notes	13,552,222	12,437,273
Secured debt	2,183,327	2,110,815
Lease liabilities	383,230	415,824
Accrued expenses and other liabilities	1,521,660	1,535,325
Total liabilities	17,640,439	16,499,237
Redeemable noncontrolling interests	290,605	384,443
Equity:
Common stock	565,894	491,919
Capital in excess of par value	32,741,949	26,742,750
Treasury stock	(111,578)	(111,001)
Cumulative net income	9,145,044	8,804,950
Cumulative dividends	(16,773,773)	(15,514,097)
Accumulated other comprehensive income	(163,160)	(119,707)
Total Welltower Inc. stockholders’ equity	25,404,376	20,294,814
Noncontrolling interests	676,746	714,739
Total equity	26,081,122	21,009,553
Total liabilities and equity	$44,012,166	$37,893,233

4Q23	Earnings Release	February 13, 2024

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2023	2022	2023	2022
	Revenues:
	Resident fees and services	$1,262,862	$1,100,671	$4,753,804	$4,173,711
	Rental income	404,068	372,002	1,556,073	1,451,786
	Interest income	51,019	36,646	168,354	150,571
	Other income	31,826	9,212	159,764	84,547
	Total revenues	1,749,775	1,518,531	6,637,995	5,860,615
	Expenses:
	Property operating expenses	1,036,078	938,838	3,947,776	3,558,770
	Depreciation and amortization	380,730	342,286	1,401,101	1,310,368
	Interest expense	154,574	140,391	607,846	529,519
	General and administrative expenses	44,327	41,319	179,091	150,390
	Loss (gain) on derivatives and financial instruments, net	(7,215)	258	(2,120)	8,334
	Loss (gain) on extinguishment of debt, net	—	87	7	680
	Provision for loan losses, net	2,517	10,469	9,809	10,320
	Impairment of assets	14,994	13,146	36,097	17,502
	Other expenses	36,307	24,954	108,341	101,670
	Total expenses	1,662,312	1,511,748	6,287,948	5,687,553
	Income (loss) from continuing operations before income taxes
	and other items	87,463	6,783	350,047	173,062
	Income tax (expense) benefit	4,768	4,088	(6,364)	(7,247)
	Income (loss) from unconsolidated entities	(2,008)	(4,650)	(53,442)	(21,290)
	Gain (loss) on real estate dispositions, net	(1,783)	(4,423)	67,898	16,043
	Income (loss) from continuing operations	88,440	1,798	358,139	160,568

	Net income (loss)	88,440	1,798	358,139	160,568
Less:	Net income (loss) attributable to noncontrolling interests (1)	4,529	5,526	18,045	19,354
	Net income (loss) attributable to common stockholders	$83,911	$(3,728)	$340,094	$141,214
	Average number of common shares outstanding:
	Basic	548,892	483,305	515,629	462,185
	Diluted	552,380	483,305	518,701	465,158
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.15	$(0.01)	$0.66	$0.31
	Diluted(2)	$0.15	$(0.01)	$0.66	$0.30
	Common dividends per share	$0.61	$0.61	$2.44	$2.44

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

4Q23	Earnings Release	February 13, 2024

FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss) attributable to common stockholders	$83,911	$(3,728)	$340,094	$141,214
Depreciation and amortization	380,730	342,286	1,401,101	1,310,368
Impairments and losses (gains) on real estate dispositions, net	16,777	17,569	(31,801)	1,459
Noncontrolling interests(1)	(11,436)	(13,989)	(46,393)	(56,529)
Unconsolidated entities(2)	21,877	15,847	100,226	81,560
NAREIT FFO attributable to common stockholders	491,859	357,985	1,763,227	1,478,072
Normalizing items, net(3)	37,760	46,247	122,317	80,198
Normalized FFO attributable to common stockholders	$529,619	$404,232	$1,885,544	$1,558,270

Average diluted common shares outstanding
For net income (loss) purposes	552,380	483,305	518,701	465,158
For FFO purposes	552,380	486,419	518,701	465,158

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.15	$(0.01)	$0.66	$0.30
NAREIT FFO	$0.89	$0.74	$3.40	$3.18
Normalized FFO	$0.96	$0.83	$3.64	$3.35

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61	$2.44	$2.44
Normalized FFO attributable to common stockholders per share	$0.96	$0.83	$3.64	$3.35
Normalized FFO payout ratio	64%	73%	67%	73%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(39,296)	$(26,539)	$(135,356)	$(106,496)
Non-cash interest expenses(7)	7,609	6,167	27,252	21,805
Recurring cap-ex, tenant improvements, and lease commissions	(71,726)	(62,122)	(199,359)	(179,133)
Stock-based compensation	8,418	6,569	36,611	26,027

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

4Q23	Earnings Release	February 13, 2024

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023		2022	2023	2022
Loss (gain) on derivatives and financial instruments, net	$(7,215)	(1)	$258	$(2,120)	$8,334
Loss (gain) on extinguishment of debt, net	—		87	7	680
Provision for loan losses, net	2,517	(2)	10,469	9,809	10,320
Income tax benefits	(6,731)	(3)	(6,784)	(6,977)	(6,784)
Other impairment	4,333	(4)	—	16,642	(620)
Other expenses	36,307	(5)	24,954	108,341	101,670
Leasehold interest termination	—		—	(65,485)	(64,854)
Casualty losses, net of recoveries	1,038	(6)	7,377	10,107	10,391
Foreign currency loss (gain)	(1,139)	(7)	(1,090)	(1,629)	2,787
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	8,650	(8)	10,976	53,622	18,274
Net normalizing items	$37,760		$46,247	$122,317	$80,198

Average diluted common shares outstanding	552,380		486,419	518,701	465,158
Net normalizing items per diluted share	$0.07		$0.10	$0.24	$0.17

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transactions.
(2) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(3) Primarily related to the release of valuation allowances.
(4) Represents the write off of straight-line rent receivable balances relating to leases placed on cash recognition.
(5) Primarily related to non-capitalizable transaction costs and expenses associated with operator transitions.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily related to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2024		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$694	$785
Impairments and losses (gains) on real estate dispositions, net(1,2)	(78)	(78)
Depreciation and amortization(1)	1,636	1,636
NAREIT FFO and Normalized FFO attributable to common stockholders	2,252	2,343

Diluted per share data attributable to common stockholders:
Net income	$1.21	$1.37
NAREIT FFO and Normalized FFO	$3.94	$4.10

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(138)	$(138)
Non-cash interest expenses	36	36
Recurring cap-ex, tenant improvements, and lease commissions	(226)	(226)
Stock-based compensation	39	39

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.

4Q23	Earnings Release	February 13, 2024

SSNOI Reconciliations							Exhibit 4
(in thousands)	Three Months Ended
	March 31,		June 30,		September 30,		December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
Net income (loss)	$28,635	$65,751	$106,342	$95,672	$134,722	$(2,653)	$88,440	$1,798
Loss (gain) on real estate dispositions, net	(747)	(22,934)	2,168	3,532	(71,102)	(1,064)	1,783	4,423
Loss (income) from unconsolidated entities	7,071	2,884	40,332	7,058	4,031	6,698	2,008	4,650
Income tax expense (benefit)	3,045	5,013	3,503	3,065	4,584	3,257	(4,768)	(4,088)
Other expenses	22,745	26,069	11,069	35,166	38,220	15,481	36,307	24,954
Impairment of assets	12,629	—	1,086	—	7,388	4,356	14,994	13,146
Provision for loan losses, net	777	(804)	2,456	165	4,059	490	2,517	10,469
Loss (gain) on extinguishment of debt, net	5	(12)	1	603	1	2	—	87
Loss (gain) on derivatives and financial instruments, net	930	2,578	1,280	(1,407)	2,885	6,905	(7,215)	258
General and administrative expenses	44,371	37,706	44,287	36,554	46,106	34,811	44,327	41,319
Depreciation and amortization	339,112	304,088	341,945	310,295	339,314	353,699	380,730	342,286
Interest expense	144,403	121,696	152,337	127,750	156,532	139,682	154,574	140,391
Consolidated NOI	602,976	542,035	706,806	618,453	666,740	561,664	713,697	579,693
NOI attributable to unconsolidated investments(1)	26,354	20,142	25,150	23,648	29,488	27,374	30,785	24,950
NOI attributable to noncontrolling interests(2)	(25,057)	(34,999)	(24,262)	(82,804)	(22,838)	(27,236)	(22,402)	(27,523)
Pro rata NOI	604,273	527,178	707,694	559,297	673,390	561,802	722,080	577,120
Non-cash NOI attributable to same store properties	(19,694)	(13,669)	(15,671)	(18,162)	(14,036)	(16,045)	(10,999)	(17,233)
NOI attributable to non-same store properties	(144,558)	(106,506)	(242,710)	(133,593)	(190,461)	(134,532)	(243,171)	(148,387)
Currency and ownership(3)	(576)	(4,787)	(1,738)	(1,713)	(1,513)	2,746	(992)	4,456
Other adjustments(4)	4,558	(2,123)	(3,378)	(11,603)	(1,489)	(5,758)	458	(362)
Same Store NOI (SSNOI)	$444,003	$400,093	$444,197	$394,226	$465,891	$408,213	$467,376	$415,594

Seniors Housing Operating	$216,304	$175,325	$217,863	$175,416	$238,882	$189,440	$237,948	$192,324
Seniors Housing Triple-net	94,408	94,203	93,575	90,740	89,929	86,573	90,599	88,689
Outpatient Medical	109,983	108,201	113,097	109,547	117,217	113,344	118,912	115,643
Long-Term/Post-Acute Care	23,308	22,364	19,662	18,523	19,863	18,856	19,917	18,938
Total SSNOI	$444,003	$400,093	$444,197	$394,226	$465,891	$408,213	$467,376	$415,594

								Average
Seniors Housing Operating	23.4%		24.2%		26.1%		23.7%	24.4%
Seniors Housing Triple-net	0.2%		3.1%		3.9%		2.2%	2.4%
Outpatient Medical	1.6%		3.2%		3.4%		2.8%	2.8%
Long-Term/Post-Acute Care	4.2%		6.1%		5.3%		5.2%	5.2%
Total SSNOI growth	11.0%		12.7%		14.1%		12.5%	12.6%

Note: (1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplements.

4Q23	Earnings Release	February 13, 2024

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 5
(in thousands)	Three Months Ended
	December 31, 2023		December 31, 2022
Net income (loss)	$88,440		$1,798
Interest expense	154,574		140,391
Income tax expense (benefit)	(4,768)		(4,088)
Depreciation and amortization	380,730		342,286
EBITDA	618,976		480,387
Loss (income) from unconsolidated entities	2,008		4,650
Stock-based compensation	8,418		6,569
Loss (gain) on extinguishment of debt, net	—		87
Loss (gain) on real estate dispositions, net	1,783		4,423
Impairment of assets	14,994		13,146
Provision for loan losses, net	2,517		10,469
Loss (gain) on derivatives and financial instruments, net	(7,215)		258
Other expenses	36,307		24,954
Casualty losses, net of recoveries	1,038		7,377
Other impairment(1)	4,333		—
Adjusted EBITDA	$683,159		$552,320

Total debt(2)	$15,815,226		$14,661,552
Cash and cash equivalents and restricted cash	(2,076,083)		(722,292)
Net debt	$13,739,143		$13,939,260

Adjusted EBITDA annualized	$2,732,636		$2,209,280
Net debt to Adjusted EBITDA ratio	5.03	x	6.31	x

(1) Represents the write off of straight-line rent receivable balances for leases placed on cash recognition.
(2) Amounts include unamortized premiums/discounts, other fair value adjustments and financing lease liabilities. Excludes operating lease liabilities related to ASC 842 of $303,553,000 and $302,360,000 for the three months ended December 31, 2023 and 2022, respectively.

Net Debt to Consolidated Enterprise Value		Exhibit 6
(in thousands, except share price)
	December 31, 2023	December 31, 2022
Common shares outstanding	564,241	490,509
Period end share price	$90.17	$65.55
Common equity market capitalization	$50,877,611	$32,152,865

Net debt	$13,739,143	$13,939,260

Noncontrolling interests(1)	967,351	1,099,182
Consolidated enterprise value	$65,584,105	$47,191,307
Net debt to consolidated enterprise value	20.9%	29.5%

(1) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

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